EXHIBIT 99.1

PIEDMONT COMMUNITY BANK GROUP, INC. ANNOUNCES THIRD QUARTER EARNINGS

Gray, Ga., November 6, 2007 – Piedmont Community Bank Group, Inc. (OTC Bulletin Board: PCBN) today announced results for the third quarter of 2007 which included a 55% increase in net interest income as compared to the same period of 2006 and a 34% increase in net income as compared to the same period of 2006.

Total net interest income was $1,553,000 for the third quarter of 2007 as compared to $1,005,000 for the third quarter of 2006, an increase of $548,000, or 55%. Net income for the third quarter of 2007 was $230,000, an increase of $58,000 or 34% as compared to the same quarter last year. “Our growth strategy, which involved the expansion of our branch network, began to deliver its expected returns during the third quarter,” stated Bank President, Mickey Parker. “Quality remains a top priority throughout the organization, but especially when it comes to credit.”

Consolidated assets at September 30, 2007 reached $189.7 million, an increase of 34% since December 31, 2006. Total deposits and gross loans grew 41% and 36%, respectively, during the nine month period with deposits totaling $158.4 million and gross loans totaling $161.2 million at September 30, 2007. Overall loan quality remains strong with no loans on non accrual. Piedmont Community Bank had one property held as other real estate owned for $120,000 which represented 0.07% of gross loans at September 30, 2007.

“The growth and success of our bank is a direct reflection on the quality staff that we have here,” stated Drew Hulsey, Piedmont’s CEO. “Our commitment to a high level of personal service is the compelling force for our success. We strive to make each visit to one of our offices an experience in true customer service,” Hulsey added.

About Piedmont Community Bank Group:

Piedmont Community Bank Group, Inc. is the holding company for Piedmont Community Bank, a community bank headquartered in Gray, Georgia. In addition to the main office in Gray, the bank now operates three branch offices at the following locations: 1611 Bass Road and 4511 Forsyth Road, both in Macon, Georgia and 1040 Founders Row in Greensboro, Georgia. The Bank plans to open a branch in Monroe County during 2008, although opening of this branch will be subject to regulatory approval and other conditions. Piedmont Community Bank Group’s common stock is traded over-the-counter under the symbol “PCBN”. Piedmont Community Bank’s primary service area is Jones, Bibb, Baldwin, Putnam, Greene, Houston, and Monroe counties.

Investor Relations Contact: Julie Simmons 478-986-5900

Forward-Looking Statements

Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including governmental monetary and fiscal policies, deposit levels, loan demand, loan collateral values, securities portfolio values, interest rate risk management, the effects of competition in the banking business from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market funds and other financial institutions operating in our market area and elsewhere, including institutions operating through the Internet, changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions, failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans, and other factors. We caution that such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, us.